Exhibit 10.8

Execution Version

EQUITY COMMITMENT AGREEMENT

dated as of November 10, 2025

by and among

RUMBLE INC.

and

TETHER INVESTMENTS, S.A. DE C.V.

EXHIBITS

Exhibit A	Form of Pre-Funded Warrant
Exhibit B	Form of Draw Down Notice
Exhibit C	Form of Closing Notice

- i -

equity commitment AGREEMENT

November 10, 2025

This EQUITY COMMITMENT AGREEMENT (this “Agreement”) is made and entered into as of the date first above written by and among Rumble Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable (the “Purchaser”, and together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company is currently entering into a (1) Transaction Support Agreement, dated as of the date hereof, by and between the Company and the Purchaser (the “Tether Transaction Support Agreement”), a Financing Commitment Agreement by and between the Company, Northern Data AG, a German stock corporation (Aktiengesellschaft) (“NDAG), and the Purchaser (the “Initial Financing Commitment Agreement”), and (2) a Business Combination Agreement, dated as of the date hereof, by and between the Company and NDAG” (the “BCA”);

WHEREAS, following the Closing (as defined in the Tether Transaction Support Agreement) (the “Closing”), the Parties desire that, upon the terms and subject to the conditions contained herein, the Company may issue and sell to the Purchaser, and the Purchaser may purchase from the Company up to the Aggregate Limit of the Company’s Shares (as defined below) to fund Covered Taxes (as defined herein);

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”) and Rule 506 of Regulation D promulgated by the Commission under the Securities Act (“Regulation D”), and upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in the Shares to be made hereunder; and

WHEREAS, the Parties are concurrently entering into an Amendment and Restated Registration Rights Agreement in the form attached as an amendment to the Tether Transaction Support Agreement (the “Registration Rights Agreement”), pursuant to which the Company shall register the resale of the Shares by the Purchaser, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.

(a) “Action” means any civil, criminal or administrative action, suit, demand, claim, case, litigation, mediation, arbitration, opposition, objection, cancellation, inquiry, charge, subpoena, audit, examination, hearing, dispute, investigation or other proceeding (whether civil, criminal or administrative).

(b) “Affiliate” means with respect to a party to this Agreement (i) any company of which over fifty percent (50%) of its issued and voting share capital is owned or controlled, directly or indirectly, by said party, or (ii) any company which owns or controls, directly or indirectly, over fifty percent (50%) of the issued and voting share capital of such party, or (iii) any company owned or controlled, directly or indirectly, to the extent of over fifty percent (50%) or more of the issued and voting share capital, by any of the foregoing.

(c) “Aggregate Limit” shall have the meaning assigned to such term in Section 2.01 hereof.

(d) “Business Day” means any day other than a Saturday, a Sunday, on which banks located in New York, New York, United States, and Frankfurt am Main, Germany, are generally open for business.

(e) “Closing” shall have the meaning set forth in the Recitals.

(f) “Commission” shall mean the Securities and Exchange Commission or any successor entity.

(g) “Common Shares” means shares of the Company’s Class A Common Stock.

(h) “Company Material Adverse Effect” means a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement.

(i) “Constituent Documents” means, with respect to any corporation, its charter and bylaws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; and, with respect to each other Person, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under the relevant jurisdiction).

(j) “Covered Taxes” means any unpaid Taxes of NDAG or any of its Subsidiaries arising for any tax period prior to the Closing, but shall not apply to (i) Taxes arising from actions taken by NDAG or its Subsidiaries with the Company’s prior written consent between the execution of the BCA and the Closing, and (ii) Taxes on capital gains, income Taxes, or customary asset transfer Taxes, except to the extent such Taxes become due and payable as a result of an audit by a tax authority or are otherwise claimed or demanded by tax authorities because such Taxes have not been timely paid.

(k) “Draw Down” means the transactions contemplated under Section 6.01 of this Agreement.

(l) “Draw Down Amount” means the actual amount of proceeds to be paid by the Purchaser in connection with a Draw Down.

(m) “Draw Down Amount Requested” shall mean the number of Shares requested by the Company in its Draw Down Notice as provided in Section 6.01(d) hereof.

(n) “Draw Down Notice” shall have the meaning assigned to such term in Section 6.01(c) hereof.

(o) “Encumbrance” means any mortgage, deed of trust, title defect, easement, license, lien, right of way, levy, security interest, assignment, restriction, charge, pledge, hypothecation, preemptive right, preference, participation interest, claim, option, or right of first refusal.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

(q) “Execution Date” shall mean the date hereof.

(r) “Government Authority” means any foreign or domestic, federal, state, county, city or local government or legislative, enforcement, administrative or regulatory authority, agency, department, court, tribunal, legislature, executive, official, instrumentality, commission, body, or other judicial, administrative, or arbitral entity, body, or instrumentality, in each case, with competent jurisdiction, including any supranational body and any Self Regulatory Organization.

(s) “Government Order” means any order, writ, judgment, injunction, approval, decree, declaration, stipulation, settlement, ruling, decision, determination, verdict or award, in each case, that is of or entered by any Government Authority.

(t) “IFRS” means the international financial reporting standards promulgated by the European Union, as amended, together with the interpretations of the International Financial Reporting Standards Interpretations Committee as adopted by the European Union and in accordance with application of commercial law provisions pursuant to Section 315e para. 1 of the German Commercial Code (Handelsgesetzbuch).

(u) “Investment Period” shall have the meaning assigned to such term in Section 7.01 hereof.

(v) “Law” means any law, statute, common law, ordinance, rule, regulation, code, Government Order, award, judgment, injunction, decree, directive, ruling, writ, declaration, approval, or other requirement, obligation, duty or rule of law enacted, adopted, issued, promulgated or enforced by a Government Authority.

(w) “Parties” shall have the meaning assigned to such term in the preamble

(x) “Permits” means licenses, permits, certificates, franchises, certificates, immunities, exemptions, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.

(y) “Person” means any individual, bank, corporation, general or limited partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Government Authority.

(z) “Principal Market” shall mean the Nasdaq Global Market or any other U.S. national securities exchange on which the Shares are traded.

(aa) “Purchaser Material Adverse Effect” means a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(bb) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

(cc) “Self Regulatory Organization” means (a) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, and (b) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

(dd) “Settlement Date” shall have the meaning assigned to such term in Section 6.01(c) hereof.

(ee) “Shares” shall mean, collectively, all of the Common Shares of the Company issuable to the Purchaser upon exercise of any Draw Down.

(ff) “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries.

(gg) “Tax” and “Taxes” means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions of any kind arising in any part of the world which is collected or assessed by, or payable to, a Government Authority or other Person as a result of any enactment relating to tax and all penalties, surcharges and interest included in or relating to any such taxes, levies, imposts, duties, charges, deductions, withholdings and social security or national insurance contributions.

(hh) “Transaction Documents” shall mean (i) this Agreement, (ii) the Registration Rights Agreement, (iii) the Pre-Funded Warrant, (iv) the Customer Agreement, (v) the Transaction Agreement Amendment, (vi) the CEO Purchase Agreement, (vii) the Apeiron Purchase Agreement, (viii) the Shareholder Loan Amendment, (ix) the Confidentiality Agreement, (x) the BCA, (xi) the Tether Transaction Support Agreement and each other document delivered or required to be delivered pursuant to the aforementioned agreements, each of (iv) – (ix), as defined in the Tether Transaction Support Agreement.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.01 Purchase and Sale of Shares.

(a) Upon the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company from time to time during the Investment Period, up to an aggregate amount of $200,000,000.00 (the “Aggregate Limit”) in exchange for duly authorized, validly issued, fully paid and non-assessable Common Shares (and/or Pre-Funded Warrants, as applicable) of the Company, priced at the Unaffected Price per Common Share (or Pre-Funded Warrant), pursuant to one or more Draw Down Notices that the Company may elect to issue as provided in ARTICLE VI hereof. The aggregate dollar amount of all Draw Down Amounts pursuant to the terms and conditions of this Agreement shall not exceed the Aggregate Limit.

(b) Following Closing (but not before or at Closing), in lieu of delivering Common Shares to the Purchaser, the Company may elect in any Draw Down Notice to deliver to the Purchaser a loan agreement as follows:

(i) if the loan agreement to be entered into between the Purchaser and Rumble NODE HoldCo attached hereto as Exhibit E (the “Incremental Loan Agreement”) remains outstanding at the time of Draw Down Notice, the loan shall be with Rumble NODE HoldCo (as defined in the Incremental Loan Agreement) as the borrower and the Purchaser as the lender in an aggregate principal amount equal to the amount specified by the Company in such Draw Down Notice in accordance with Section 6.01 and on the same terms as the Incremental Loan Agreement.

(ii) if the Incremental Loan Agreement is no longer outstanding at the time of the Draw Down Notice, the Company and Purchaser shall enter into a new loan agreement on terms substantially identical to the Incremental Loan Agreement prior to its termination, including the provision of security and covenants.

(c) Notwithstanding the foregoing, only to the extent that the issuance of Common Shares hereunder would result in the Purchaser and its Affiliates owning in excess of 9.9% of the outstanding voting power of the capital stock of the Company after giving effect to such issuance (the “Ownership Limitation”), in lieu of delivering to the Purchaser such number of Common Shares in excess of the Ownership Limitation, the Company shall deliver to the Purchaser a pre-funded warrant in the form attached hereto as Exhibit A (the “Pre-Funded Warrant”) exercisable on a cashless basis into such number of Common Shares so that the Purchaser and its Affiliates do not own in excess of the Ownership Limitation after giving effect to issuance of Common Shares hereunder. No later than five (5) Business Days prior to each Settlement Date, the Purchaser shall inform the Company of the number of Common Shares held by the Purchaser and the Company shall inform the Purchaser of the number of Common Shares for purposes of calculating the number of Common Shares to be issued at Closing and the number of Common Shares to be included in the Pre-Funded Warrant.

(d) The Aggregate Limit shall be reduced on a dollar-for-dollar basis for any amounts already drawn under the Initial Financing Commitment Agreement.

Section 2.02 The Shares.

(a) By reason of a specific exemption from the registration provisions of the Securities Act, Purchaser understands that the Shares (and/or Pre Funded Warrants, as applicable) have not been registered under the Securities Act. Purchaser understands that the Shares (and/or Pre Funded Warrants, as applicable) will consist of “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Purchaser may dispose of the Shares (and/or Common Shares underlying the Pre Funded Warrants, as applicable) only pursuant to an effective registration statement with the Commission and in compliance with applicable requirements of state authorities, or an exemption from such registration and requirements. Purchaser acknowledges that, other than as set forth in the Registration Rights Agreement, the Company has no obligation to register or qualify the Shares (and/or any Common Shares underlying the Pre Funded Warrants, as applicable).

(b) Any certificate(s) representing the Shares (and/or Common Shares issuable upon conversion of any Pre-Funded Warrants, as applicable) will be imprinted, and any such securities issued in non-certificated book-entry form will have a notation in the Company’s stock ledger and other appropriate books and records, with a legend in substantially the following form (in the case of securities issued in non-certificated book-entry form, reflecting conforming changes consistent with the non-certificated book-entry form):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING SUCH SALE, ASSIGNMENT OR TRANSFER OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

Section 2.03 Effective Date; Settlement Dates.

(a) This Agreement has been executed on the Execution Date, but will become effective only immediately prior to the Closing.

(b) The issuance and sale of Shares (and/or Pre-Funded Warrants, as applicable) to the Purchaser pursuant to any Draw Down shall occur on the applicable Settlement Date(s) in accordance with ARTICLE VI; provided that all of the conditions precedent thereto set forth in ARTICLE V theretofore shall have been fulfilled on or prior to such Settlement Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser as of the Execution Date and as of each Settlement Date:

(a) Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power to own, lease or operate the properties and assets owned, operated or leased by it and to conduct its business as presently conducted.

(b) Authorization, Enforcement. The Company has full corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto and to perform its obligations under, and consummate the transactions contemplated by, this Agreement and each such certificate or other instrument required to be executed and delivered by the Company pursuant hereto. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (including the issuance of the Shares and/or Pre-Funded Warrants hereunder), by the Company have, subject to receipt of the stockholder approval contemplated by the Written Consent (as defined in the Tether Transaction Support Agreement)), been duly and validly authorized by all necessary corporate action on the part of the Company. None of the execution, delivery and performance of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant to this Agreement, and the consummation of the transactions contemplated hereby, by the Company requires any authorization, vote or other approval of the shareholders of the Company (other than the Written Consent (as defined in the Tether Transaction Support Agreement)) pursuant to the Constituent Documents of the Company or applicable Law.

(c) Issuance of Shares. The issuance of all Common Shares that may be issued pursuant to this Agreement has been duly authorized and, upon issuance in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and in each case, free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents). The issuance of any Pre-Funded Warrant pursuant to this Agreement shall be duly authorized, and upon the due execution, issuance and delivery, the Pre-Funded Warrant will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The issuance of Common Shares underlying any such Pre-Funded Warrant shall be duly authorized, and upon issuance in accordance with the exercise of the Pre-Funded Warrant, such Common Shares will be validly issued, fully paid and non-assessable and free and clear of any Encumbrances (except for any restrictions on transfer arising under applicable securities Law, the applicable Constituent Documents and any restrictions arising pursuant to the Transaction Documents), with the holder being entitled to all rights accorded to a holder of Common Shares.

(d) Binding Effect. This Agreement has been duly executed and delivered by the Company. This Agreement is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Non-Contravention. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of the Company, (ii) violate or conflict with any Law, Government Order or Permit applicable to the Company or by which any property or asset of the Company is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material contract to which the Company is a party or by which the Company is bound or (iv) result in the creation of any Encumbrance (other than permitted encumbrances) on any of the assets or properties of the Company, except in the case of clauses (ii) through (iv) of this 3.01(e), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f) Governmental Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities Laws or AktG, any (ii) such actions and filings specifically contemplated under this Agreement, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.02 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company as of the Execution Date and as of the date of each Draw Down Notice and as of each Settlement Date:

(a) Organization and Standing of the Purchaser. The Purchaser is a Salvadoran Sociedad Anónima de Capital Variable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted.

(b) Authorization and Power. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, are within the corporate or other organizational powers of the Purchaser and have been duly and validly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) Non-Contravention. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, do not and will not (with or without notice or passage of time or both) (i) violate or conflict with any provision of the Constituent Documents of the Purchaser, (ii) violate or conflict with any Law, Government Order or Permit applicable to the Purchaser or by which any property or asset of the Purchaser is bound, (iii) conflict with, constitute a violation of or breach or default under or give any third-party any rights of termination, modification, loss, diminution of rights, acceleration or cancellation of or under any material contract to which the Purchaser is a party or by which the Purchaser is bound or (iv) result in the creation of any Encumbrance (other than permitted encumbrances) on any of the assets or properties of the Purchaser, except in the case of clauses (ii) through (iv) of this 3.02(c), for any such conflicts, violations, breaches, defaults, terminations, modifications, losses, diminutions of rights, accelerations, cancellations or creations that would not and would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(d) Governmental Approvals. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Government Authority, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities Laws or AktG, any (ii) such actions and filings specifically contemplated under this Agreement, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(e) Litigation or Government Order. There is no Action pending or threatened in writing against the Purchaser, any of their its Affiliates or Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Purchaser or any of their respective Affiliates or Subsidiaries may be liable before (or, in the case of threatened Actions, would be before) or by any Government Authority or arbitrator that, assuming such Actions were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser is not a party to or subject to the provisions of any Government Order that has or would reasonably be expected to, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of this Agreement, (ii) prevent or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or (iii) have a Purchaser Material Adverse Effect..

(f) Securities Law Compliance. The Purchaser is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. The Purchaser understands that the Common Shares and/or Pre-Funded Warrants issued hereunder has not been registered under the securities laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. Pursuant to this Agreement, the Purchaser is acquiring the Common Shares and/or Pre-Funded Warrants issued hereunder for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. The Purchaser has not, directly or indirectly, offered the Common Shares and/or Pre-Funded Warrants issuable hereunder to anyone or solicited any offer to buy the Common Shares and/or Pre-Funded Warrants issuable hereunder from anyone, in each case that would have the effect of bringing to such offer and sale of the Common Shares and/or Pre-Funded Warrants issued hereunder by the Purchaser within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.

(g) Financing. The Purchaser has, and will continue to have through the applicable date of such obligation, sufficient cash or other sources of immediately available funds to enable it to consummate the purchase of the maximum amount of Shares and/or Pre-Funded Warrants up to the Aggregate Limit.

(h) Purpose of Investment. The Purchaser intends to hold the Common Shares purchased hereunder, together with any Common Shares held by the Purchaser as of the date hereof, “solely for purposes of investment” as such term is defined by 16 C.F.R. Section 801.1(i), and interpreted under 16 C.F.R. Section 802.9.

(i) Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to acquire the Common Shares and/or Pre-Funded Warrants pursuant hereto. The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the acquisition of the Common Shares and/or Pre-Funded Warrants constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Common Shares and/or Pre-Funded Warrants hereunder.

ARTICLE IV
COVENANTS

The Company covenants with the Purchaser, and the Purchaser covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Investment Period.

Section 4.01 Registration Rights Agreement. At the Closing, the Company and the Purchaser shall enter into the Registration Rights Agreement with respect to the Shares.

Section 4.02 Reservation of Shares. The Company will have available, and shall reserve and keep available at all times, free of preemptive and other similar rights of stockholders, the requisite aggregate number of authorized but unissued Common Shares to enable the Company to timely effect the issuance, sale and delivery in full to the Purchaser of all the Shares to be issued and delivered under this Agreement pursuant to one or more Draw Down Notices, in any case prior to the issuance to the Purchaser of such Common Shares and/or Pre-Funded Warrants. The number of Common Shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of Shares actually delivered pursuant to this Agreement and/or upon exercise of any Pre-Funded Warrants.

Section 4.03 Registration and Exchange Listing. The Company will take all action necessary to cause the Shares to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Exchange Act and take all action necessary to maintain compliance with such reporting and filing obligations, and will not take any action or file any document (whether or not permitted by the Securities Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted under Section 9.19 of the Tether Transaction Support Agreement. The Company shall use its reasonable best efforts to cause the Shares (and/or any Common Shares underlying any Pre-Funded Warrants) to be listed on the Principal Market at such time of issuance, subject to official notice of issuance, but in no event later than ten (10) Business after each applicable Settlement Date.

Section 4.04 Takeover Statutes. The Company shall (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement, take all actions necessary so that such transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

ARTICLE V
CLOSING CERTIFICATE; CONDITIONS TO THE SALE AND PURCHASE OF THE SHARES

Section 5.01 Conditions Precedent to the Obligation of the Company to Sell the Shares. Following the Company’s delivery of a Draw Down Notice, the obligation hereunder of the Company to issue and sell the Shares and/or Pre-Funded Warrants to the Purchaser under any Draw Down Notice is subject to the satisfaction or waiver of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Purchaser’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the date when made and as of each Settlement Date as though made at that time.

(b) No Injunction. There shall be no Government Order or other Law in any jurisdiction in which either Purchaser or the Company has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

Section 5.02 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down and to acquire and pay for the Shares (and, for the avoidance of doubt, provide any loan pursuant to Section 2.01(b)) is subject to the satisfaction or waiver, at or before each Settlement Date of each of the conditions set forth below. The conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a) Accuracy of the Company’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the date when made and as of each Settlement Date, as though made at that time.

(b) No Injunction. There shall be no Government Order or other Law in any jurisdiction in which either Purchaser or the Company has material business operations in effect enjoining, restraining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

(c) No Suspension. Trading in the Common Shares shall not have been suspended by the Commission or Principal Market.

(d) Compliance with Covenants. The Company and its Subsidiaries have complied in all material respects with all covenants and other obligations under the Incremental Loan Agreement.

(e) Covered Taxes. The Parties have agreed on the existence of Covered Taxes that are (i) due and payable or (ii) otherwise required to be accrued as a liability under IFRS and expected to be due and payable within twelve months, or the existence of such Covered Taxes has been established, all as set forth in Section 5.03 and the Draw Down Amount Requested in the applicable Draw Down Notice does not exceed the amount of Covered Taxes that are agreed or established to be (i) due and payable or (ii) otherwise required to be accrued as a liability under IFRS and expected to be due and payable within twelve months.

(f) Listing Rule 5635(d). The Company shall have received the stockholder approval contemplated by the Written Consent (as defined in the Tether Transaction Support Agreement) and shall otherwise have met all requirements of Nasdaq Listing Rule 5635(d) to issue all of the Shares (including all Common Shares underlying any Pre-Funded Warrants).

(g) Legal Opinion. If requested by the Purchaser, the Purchaser shall have received a legal opinion from the legal advisor to the Company, in form and substance satisfactory to the Purchaser, in particular, but not limited to, stating that (i) the Shares, when issued against payment therefor, will be duly authorized, validly issued, fully paid and non-assessable, (ii) the Pre-Funded Warrant, when issued against payment therefor, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iii) the Shares underlying the Pre-Funded Warrants, when issued upon exercise of the Pre-Funded Warrants against payment therefor, will be validly issued, fully paid and non-assessable.

(h) Aggregate Limit. The issuance and sale of the Shares issuable pursuant to such Draw Down Notice will not violate Section 6.02 hereof.

(i) Closing Conditions. All the conditions to the Company’s obligation to close under the Transaction Support Agreement and the BCA have been satisfied or waived.

Section 5.03 Establishment of Covered Taxes.

(a) Prior to issuing a Draw Down Notice, the Company shall furnish to the Purchaser (i) each assessment, audit paper and other communication with the relevant tax authorities indicating that a Covered Tax is due and payable; (ii) the relevant accounting records of NDAG and/or its Subsidiaries necessary for the calculation of the relevant Covered Taxes; and (iii) a tax legal analysis from a reputable tax advisor detailing the existence and amount of the relevant Covered Taxes for which the Company intends to issue a Draw Down Notice and the merits of the relevant tax authority’s determination that such Covered Tax is due and payable (a “Tax Notice”).

(b) If the Purchaser does not dispute a Tax Notice duly submitted by the Company within fifteen (15) Business Days in writing (email being sufficient) (a “Dispute Notice”), the existence of the relevant Covered Taxes shall be established for purposes of this Agreement, and, subject to the other conditions set forth herein, the Company may proceed to issue a Draw Down Notice.

(c) If the Purchaser provides the Company with a Dispute Notice, the Parties shall use reasonable endeavors to discuss the existence of the relevant Covered Taxes and reach an agreement within fifteen (15) Business Days after receipt of the Dispute Notice by the Company. If the Parties are unable to agree on the Covered Taxes within this time frame, they shall jointly select one of the big four accounting firms as an expert to resolve on the existence of the Covered Taxes and when such Covered Taxes are (i) due and payable or (ii) otherwise required to be accrued as a liability under IFRS and expected to be due and payable within twelve months (the “Expert”), provided that this may not be the tax advisor who has provided the analysis pursuant to Section 5.03(a).

(d) The Parties shall duly cooperate with the Expert and furnish all documents and other information requested by the Expert in a timely manner, and the Company shall ensure that NDAG and its Subsidiaries will provide such information.

(e) The decision of the Expert shall be final and binding upon the Parties. The costs of the Expert shall be borne by the Parties in equal amounts.

ARTICLE VI
DRAW DOWN TERMS

Section 6.01 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.02 below, the Parties agree (unless otherwise mutually agreed upon by the Parties in writing) as follows:

(a) At least ten (10) Business Days prior to the Closing, and subject to the consummation of the Closing, the Company may, in its sole discretion, issue a Draw Down Notice to the Purchaser for a specified Draw Down Amount Requested of up to $200,000,000 for the purpose of funding Covered Taxes that are (i) due and payable or (ii) otherwise required to be accrued as a liability under IFRS and expected to be due and payable within twelve months. The Purchaser shall pay a per-Share amount equal to $7.88 per Common Share and/or Pre-Funded Warrants (less the aggregate exercise price of the Pre-Funded Warrants, as applicable) (subject to adjustment for any stock split, reverse stock split or stock dividend) (the “Unaffected Price”) for any Common Shares and/or Pre-Funded Warrants, as applicable, purchased pursuant to this Section 6.01(a).

(b) From time to time following the Closing until the eighteen (18) month anniversary thereof, the Company may issue a Draw Down Notice to fund Covered Taxes that are (i) due and payable or (ii) otherwise required to be accrued as a liability under IFRS and expected to be due and payable within twelve months, subject to the Aggregate Limit. The Purchaser shall pay a per-Share amount equal to the Unaffected Price for any Common Shares purchased pursuant to this Section 6.01(b).

(c) Each Draw Down shall be settled within ten (10) Business Days of the Purchaser’s receipt of a Draw Down Notice (the “Settlement Date”); provided that the Settlement Date under Section 6.01(a) shall in all cases be the date of the Closing, on or after the consummation of the Closing.

(d) As a condition to the exercise of any Draw Down, the Company must (i) provide a notice to the Purchaser of the Company’s exercise of any Draw Down via email (the “Draw Down Notice”), substantially in the form attached hereto as Exhibit B, and (ii)  deliver the Shares to the Purchaser in an amount equal to the Draw Down Amount Requested, in Direct Registration System (DRS) non-certificated book-entry form by the Company’s transfer agent and registered in the name of the Purchaser, in form and substance reasonably satisfactory, or, as applicable, deliver to Purchaser a duly executed Pre-Funded Warrant registered in the name of Purchase to purchase up to such number of Shares as determined pursuant to Section 2.01(b). The Draw Down Notice shall specify the Draw Down Amount Requested.

(e) On each Settlement Date, the Purchaser shall (i) provide the Company a closing notice in the form of Exhibit C attached hereto and (ii) make payment for the Shares (and/or Pre-Funded Warrants, as applicable) acquired pursuant to this Agreement to the Company’s designated account by wire transfer of immediately available funds.

(f) Following Closing, the Company shall provide the Purchase with evidence reasonably satisfactory to Purchaser to show that the Company has actually utilized the funds from the sale of the Shares to settle the relevant Covered Taxes.

Section 6.02 Aggregate Limit. Notwithstanding anything to the contrary herein, in no event may the Company issue a Draw Down Notice to the extent that the sale of Shares (and/or Pre-Funded Warrants and/or loan amounts, as applicable) pursuant thereto and pursuant to all prior Draw Down Notices issued pursuant to Section 6.01 would cause the Company to sell or the Purchaser to purchase an aggregate number of Shares (and/or Pre-Funded Warrants and/or loan amounts, as applicable) exceeding the Aggregate Limit, taking into account any amounts already drawn under the Initial Financing Commitment Agreement. If the Company issues a Draw Down Notice that otherwise would permit the Purchaser to purchase a number of Shares (and/or Pre-Funded Warrants and/or loan amounts, as applicable) which would cause the aggregate purchases by Purchaser hereunder to exceed the Aggregate Limit, such Draw Down Notice shall be void ab initio.

ARTICLE VII
TERMINATION

Section 7.01 Term, Termination by Mutual Consent. This Agreement shall terminate automatically on the earlier of (i) the date the BCA is terminated resulting in the Closing not occurring and (ii) the date that is eighteen (18) months from the Closing (the “Investment Period”).

Section 7.02 Effect of Termination. If this Agreement is terminated as provided in Section 7.01 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 8.09 hereof.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement.

Section 8.02 Specific Enforcement, Consent to Jurisdiction.

(a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions from any court of competent jurisdiction or arbitral authority to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof; such right is in addition to any other remedy to which either party may be entitled by law or equity, without the necessity of posting a bond or other security or the burden of proving actual damages.

(b) All disputes, controversies or claims between the Parties arising out of or in connection with this agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate, the International Center for Dispute Resolution, in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

Section 8.03 Entire Agreement; Amendment. This Agreement and the other Transaction Documents represent the entire agreement of the Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by either party relative to the subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both Parties.

Section 8.04 Notices.

(a) Any notice, request, claim, demand or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i) in writing in English; and

(ii) delivered by hand, registered mail or by courier using an internationally recognized courier company, or transmitted by email

(b) A Notice to any Party shall be sent to such Party at the following address, or such other Person or address as such Party may designate by delivery of Notice to each other Party in accordance herewith:

If to the Company:	Rumble, Inc.
444 Gulf of Mexico Dr.
Longboat Key, Florida 34228
Attention:
Email:

With a copy (which shall	Willkie Farr & Gallagher LLP
not constitute notice):	787 Seventh Avenue
New York, NY 10019-6099
Attention: Russel L. Leaf, Sean M. Ewen
Email: rleaf@willkie.com;
sewen@willkie.com

If to the Purchaser:	Tether Investments, S.A. de C.V.
Final Av. La Revolucion, San Benito Edif. Centro,
Corporativo Presidente Plaza Nivel 12
San Salvador, Republica de El Salvador
Attention:
Email:

With a copy (which shall	McDermott Will & Schulte Rechtsanwälte
not constitute notice):	Steuerberater LLP
Oberlindau 54-56
60323 Frankfurt am Main
Germany
Attention: Dr. Felix Ganzer

and

McDermott Will & Schulte LLP
One Vanderbilt Avenue
New York, NY 10017-3852
Attention: Daniel Woodard
Email: dwoodard@mwe.com

(c) A Notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, registered post or courier; or

(ii) when sent by email (with email confirmation of receipt, including automated electronic confirmation of receipt).

Section 8.05 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

Section 8.06 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.07 Successors and Assigns. Neither party may assign this Agreement to any Person without the prior consent of the other party.

Section 8.08 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions except Section 5-1401 of the New York General Obligations Law.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 8.09 Survival. The representations and warranties of the Company and the Purchaser contained in ARTICLE III and the covenants contained in ARTICLE IV shall survive the execution and delivery hereof until the termination of this Agreement, and the agreements and covenants set forth in Article VI of this Agreement shall survive the execution and delivery hereof.

Section 8.10 Counterparts. This Agreement and the other agreements referred to herein may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of and be delivered by all Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, DocuSign, and any facsimile or electronic signature shall constitute an original for all purposes.

Section 8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, void or unenforceable, (a) a suitable and equitable provision shall be negotiated by the Parties in good faith in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. Each Party hereby expressly agrees that, in the event that any action or determination of the Commission or other regulatory or governmental authority, or the refusal or failure of any other governmental approval, would or does prohibit or otherwise materially interfere with the ability of the Parties to effect the transactions contemplated by this Agreement in the manner contemplated by and described in it, each such Party shall use its good-faith best efforts to resolve and cure such condition, including, without limitation, by amending this Agreement to the extent necessary therefor.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

RUMBLE INC.

By:	/s/ Chris Pavlovski
Name:	Chris Pavlovski
Title:	Chief Executive Officer

TETHER INVESTMENTS, S.A. DE C.V.

By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

[Signature Page to Equity Commitment Agreement]

EXHIBIT A

form of PRE-FUNDED warrant

[Omitted.]

EXHIBIT B

FORM OF DRAW DOWN NOTICE

Reference is made to the Equity Commitment Agreement dated as of November 10, 2025 (the “Commitment Agreement”) by and among Rumble Inc., a corporation incorporated under the laws of the State of Delaware and Tether Investments, S.A. de C.V., a Salvadoran Sociedad Anónima de Capital Variable. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Commitment Agreement.

All conditions precedent to the obligations of the Purchaser contained in Section 5.02 of the Commitment Agreement have been met and the representations and warranties of the Company contained in Section 3.01 of the Commitment Agreement shall be true and correct in all material respects on and as of the Settlement Date.

In accordance with and pursuant to Section 6.01 of the Commitment Agreement, the Company hereby issues this Draw Down Notice to exercise a Draw Down request for the Draw Down Amount indicated below.

Draw Down Amount Requested:

Settlement Date:

Dollar Amount and Number of Shares Currently Available under the Aggregate Limit:

Dated: _______________________	By:	Rumble Inc.

Name:
Title:

EXHIBIT C

FORM OF CLOSING NOTICE

To:

Rumble, Inc.

444 Gulf of Mexico Dr.

Longboat Key, Florida 34228

Attention: Chris Pavlovski

Attention:

We refer to the equity commitment agreement (the “Agreement”) dated November 10, 2025, by and among us and yourselves and to the Draw Down Notice delivered to us on _______________ 20___. Terms defined in the Agreement have the same meaning herein.

We hereby request that you deliver such Shares in accordance with the following instructions:

Signed by: __________________________

Name: _____________________________

Date: ______________________________

For and on behalf of

Tether Investments, S.A. de C.V.